Exhibit 14

                            Slade's Ferry Bancorp

                         Code of Conduct and Ethics

Policy Statement
----------------

It is the policy of Slade's Ferry Bancorp and each of its affiliates ("the Company") that the Company's affairs shall be conducted in accordance with the highest standards of integrity and business ethics. The Company is committed to conducting its business in strict accordance with all applicable federal, state and local laws and regulations consistent with the highest standards of ethical business conduct. All directors, officers and employees of the Company are obligated to conduct themselves in a lawful and ethical manner and must not compromise these standards under any circumstances.

Each person has an affirmative duty to promote and advance the interests of the Company. Each person has a fundamental duty to avoid placing him or herself in a position which creates, or which leads to, or could lead to, a conflict of interest or the appearance of a conflict of interest.

The Company requires ethical behavior of its directors, officers and employees. Officers and employees are encouraged to talk with their supervisor, manager or other appropriate personnel when in doubt about a best course of action in a particular situation from an ethical perspective. Officers and employees are also encouraged to report violations of laws, regulations or this Code of Conduct and Ethics ("Code") using the processes described in this Code. The Company will not permit retaliation against any individual for reports made in good faith.

Purpose
-------

The Board of Directors of the Company has adopted this Code to:

a. Promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

b.    Promote full, fair accurate, timely and understandable disclosure;

c. Promote compliance with applicable laws and governmental rules and regulations;

d. Ensure the protection of the Company's legitimate business interests, including corporate opportunities, assets and confidential information; and

e.    Deter wrongdoing.

The purpose of this Code is to provide a framework for the conduct expected of all officers, directors and employees of the Company. It is expected that all such persons shall be familiar with the Code and that such persons will not violate the specific guidelines nor conduct themselves in any manner which violates the spirit of the Code.

HONEST AND CANDID CONDUCT

All directors, officers and employees owe a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

All directors, officer and employees must:

a. Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company's policies;

b. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised;

c. Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies; and

d.    Adhere to a high standard of business ethics.

Senior management of the Company shall:

a. Encourage and reward professional integrity in all aspects of the Company's finance and accounting departments, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear or reprisal, or alienation from the Company itself; and

b. Provide a mechanism for members of the finance and accounting departments to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

CONFLICTS OF INTEREST

General Policy - All directors, officers and employees of the Company, or persons who have the power to direct the Company's management or policies or who otherwise owe a fiduciary duty to the Company, shall not advance their own personal or business interests, or those of others with whom such persons have a personal or business relationship, at the expense of the Company or in conflict with any obligation owed to the Company.

These persons have a fundamental duty to avoid conflicts of interest or potential conflicts of interest with the Company. For example, directors and employees may refer potential borrowers to the Slade's Ferry Trust Company (the "Bank") but must not imply to either the Bank staff or the borrower that preferential treatment will be given.

The following additional examples of conflicts are provided to clarify the scope of this Code provision, but are not intended to describe all situations that might be covered by this provision:

a. A person who owes a fiduciary duty to the Bank receives money or other benefits from a third party in return for the Bank granting a loan to or purchasing property from the third party;

b. A third party makes a payment or provides employment to a spouse, child, parent, sibling or business partner of an officer, director, employee or affiliated person of the Company to influence the Bank's decision on a loan or other benefit to the third party;

c. An officer, director, employee or other person who owes a fiduciary duty to the Company advocates a transaction between the Bank and a company in which such person owns stock or serves as an officer or director, at the expense of the Company.

It is impossible to outline every factual circumstance involving the possible application of this policy. Every position in the Company involves a degree of trust and responsibility which would be compromised if an employee were to solicit or receive personal advantage by reason of his/her position in the Company or by reason of the Company's relationship with a client, customer or supplier. What is required is a constant awareness of the policy and the exercise of good judgment in each particular situation.

Affiliated Persons - For purposes of the Code, affiliated person includes a director, officer or controlling person of the Company, or a member of the immediate family of such person, as well as any company controlled by such person. Immediate family member includes a spouse, father, mother, children, brothers, sisters and grandchildren; the father, mother, brothers and sisters of such person's spouse; and the spouse of a child, brother or sister of such person.

Questions Regarding the Code - Directors, officers and other employees should address any questions about their responsibilities under this Code to their supervisor or the ethics compliance officer designated by the Nominating/Corporate Governance Committee of the Board of Directors to administer this Code ("Compliance Officer").

Report All Conflicts - In the event that a situation arises which is or appears to be a conflict, the person(s) involved must report the situation to their immediate supervisor or the Compliance Officer in accordance with the procedures described under Code Administration and Enforcement.

Policies Related to the Conflicts of Interest Policy -
------------------------------------------------------

      Receipt of Gifts and Related Items - No director, officer or employee of the Company shall seek or accept, directly or indirectly, any gift, other than a nominal gift, from any individual, corporation or other business entity doing or seeking to do business with the Company, or participate in a transaction with an affiliated person, without the prior disclosure to and approval of the Company, as provided in this Code. Any director, officer or employee who is offered or receives a gift from a customer must disclose that fact to his/her immediate supervisor or the Compliance Officer for a determination as to whether the director or employee may retain the gift consistent with applicable laws and the provisions of this Code.

      Business with Affiliates and Relatives - Employment of the Company by other parties, especially those with a relationship the Company, or the making of any gift or provision of any service to the Company to influence the Company's decision whether to employ an immediate family member of such person is prohibited. No directors, officers or other employees of the Company shall conduct the Company business with any corporation or other business entity in which he/she or any of his/her relatives has an ownership or other interest without the prior approval of the Company.

      Borrowing from a Client or Customer - No director, officer or employee of the Company shall borrow money or any other item of more than nominal value from any present or potential client, customer or supplier of the Company without the prior approval of the Company.

      Compensation - Compensation to directors and employees of the Company must not exceed what is reasonable and commensurate with their individual duties and responsibilities.

      Separate Identities - The Company and each affiliate shall maintain separate corporate identities. Each affiliate shall maintain accounts, bookkeeping, insurance policies and other aspects of its operations separate from those of the Company, and in other respects present itself to the public as an entity separate from the Company.

      Usurpation of Corporation Opportunity - Neither an affiliate of the Company or any of its officers or directors, may usurp any corporate opportunity that properly belongs to the Company, unless the board of directors knowingly elects not to avail itself of such opportunity and such person's participation is approved in advance by the board.

Usurpation of a corporate opportunity involves taking advantage of an opportunity that the Company may without any legal or other impediment, undertake for its own benefit. This includes (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the company. Usurpation of a corporate opportunity is deemed to be a breach of fiduciary duty. If an affiliate of the Company is deemed to have usurped a corporate opportunity of the Company, the usurping affiliate shall immediately disgorge all profits gained to the Company.

In addition, it is the policy of the Company that all of its affiliates, including directors and officers, take all steps necessary to avoid the appearance of usurping a corporate opportunity. No director or executive officer may appropriate a corporate opportunity, without the consent of the Board.

Referrals between Affiliates - Any referral arrangements between the Company Bank and an affiliate shall comply Section 23B of the Federal Reserve Act, and its implementing regulations, all regulatory policies governing uninsured product sales by affiliates, and any applicable anti-tying restrictions under federal banking law and regulations, and should be fully disclosed to customers.

PERSONAL FINANCES AND TRANSACTIONS WITH the Company

General - All directors, officers and employees are expected to conduct their personal affairs in a manner which does not jeopardize the Company's standing in the community. While the Company has the utmost respect for the privacy and other personal rights, the Company also realizes that the improper handling of personal finances could undermine the credibility of an employee or director and that a precarious financial position could be thought to influence actions or judgments of such persons in their official capacity. Accordingly, it is the Company's policy to encourage all directors, officers and employees of the Company to manage their personal finances in a manner that (a) will not undermine their credibility with respect to the Company or its business, (b) will not have a detrimental affect on the exercise of their judgment on the Company-related business matters and (c) will not otherwise adversely affect or influence their conduct or actions made in their official capacity.

Any loan or other transaction described in this section involving an officer, director, employee, affiliate or affiliated person of the Company must receive the prior approval of the Company in accordance with the procedures under Code Administration and Enforcement. If the transaction involves a director, the Board of Directors must approve the transaction with the interested director abstaining from the vote.

Loans from the Company - It shall be unlawful for the Company, directly or indirectly, including through any subsidiary to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit in the form of a personal loan to or for any director or executive officer unless permitted by law. An extension of credit maintained by the Company on July 31, 2002 shall not be subject to this provision provided that there is no material modification to any term of any such extension of credit on or after that date. Provided, however, that this restriction does not apply to any loan made or maintained by the Company Bank, if the loan is subject to the insider lending restrictions of section 22(h) of the Federal Reserve Act, and its implementing regulations. Among other things, these regulations require that specified transactions be on terms and under circumstances, including credit standards, that are substantially the same, or at least as favorable to the Company Bank, as those prevailing for comparable transactions with unaffiliated persons and companies. All loans with affiliates or affiliated persons of the Company must comply with applicable individual loan and aggregate loan limitations.

Other Transactions Involving Directors, Officers, Employees, Affiliates and Affiliated Persons - Purchasing assets or services from the Company and selling assets or services to the Company are prohibited transactions without the prior approval of the Company.

Reimbursement of Employee Expenses - No director, officer or employee shall use the Company's petty cash or other funds on hand for personal uses. All expenses incurred during the course of business must conform to the Company's Employee-Related Expense Policy. The Company will only support memberships in those organizations as outlined in the aforementioned policy.

BOARD CONSIDERATION OF TRANSACTIONS BY MANAGEMENT

As stated above, an individual shall not advance their own personal or business interests, or those of others with whom they have a personal or business relationship, at the expense of the Company. If such officer or director has an interest in a matter or transaction before the board of directors, such individual must disclose to the board all material nonprivileged information relevant to the board's decision on the matter or transaction, including: (a) the existence, nature and extent of their interest; and (b) the facts known to the individual as to the matter or transaction under consideration. The individual shall also refrain from participating in the discussion of the matter or transaction and recuse himself from voting on the matter or transaction (if such individual is a director).

If the matter or transaction is approved by the board, it must also be approved by the Audit Committee in accordance with the charter of the Audit Committee.

CONFIDENTIALITY

Prohibition on Disclosure and Use - Any information regarding the Company's business (defined herein as "Confidential Information") is confidential, must not be released to the public (except as authorized herein) and must not be used for the personal gain or purposes of any individual or group. Confidential Information includes, but is not limited to, customer account information and proprietary information about the business of the Company or its affiliates, including what is commonly known as "insider" information. Directors, officers and other employees should consult with the Compliance Officer or independent legal counsel with any questions regarding whether specific information is insider information.

All directors, affiliated persons, persons owing a fiduciary duty, officers and other employees of the Company or any of its affiliates are prohibited from disclosing or releasing any Confidential Information in the possession of the Company. Confidential Information may be disclosed only as follows:
(1) to public agencies regarding the scope of activity of the employee's department (e.g., financial and/or lobbying reports required under state or federal law); (2) to investigative agencies, after notification to and receipt of the concurrence of legal counsel of the Company; or (3) as required by law, e.g., subpoena, only after notification to and receipt of the concurrence of legal counsel of the Company.

Such persons may not buy or sell, directly or indirectly, or through family members, friends or otherwise, any securities of the Company while in possession of insider information. In addition, such persons may not reveal any such information to family members or friends who may act upon such information in purchasing or selling securities of the Company or any of its affiliates.

Such persons should refer to the Company's securities trading policy for guidance on trading securities of the Company or any of its affiliates in compliance with applicable laws and regulations, regardless of whether any trading of such securities would be on the basis of insider information.

      The improper disclosure or use of Confidential Information concerning the Company or anyone with whom we deal with may jeopardize the Company's financial well-being and standing in the community and could subject the person responsible for the improper disclosure or misuse of information to civil and criminal prosecution and penalties, including imprisonment and fines.

OUTSIDE EMPLOYMENT AND OTHER ACTIVITIES

Outside Employment - All directors, officers and employees of the Company shall consult with their immediate supervisor or the Compliance Officer before accepting any directorship, officership, offer of outside employment, etc. in an outside corporation or other business entity, especially where the corporation or entity does business or is likely to do business the Company.

All directors, officers, employees and affiliated persons of the Company and its affiliates shall manage their outside employment and other activities in accordance with all applicable laws, regulations and policy statements, including policies prohibiting the usurpation of corporate opportunities. This regulation provides, among other things, that officers, directors, and other persons who have the power to direct the management or policies of a savings association, or otherwise owe a fiduciary duty to a savings association, may not take advantage of corporate opportunities belonging to the Company.

Political Activities - the Company shall not make political contributions. The Company's premises and property shall not be used for any form of electioneering. Directors, officers and employees may, however, participate and/or contribute to the political process as concerned individuals, through means which would include voting and the contribution of their own time and money, and participation in or contributions to political action committees.

Civic Activities - the Company accepts responsibility as a member of the communities in which our offices are located to contribute to programs for civic, cultural and social betterment. Directors, officers and employees are encouraged to exercise the rights and duties of citizens and to participate in local, civic and charitable activities. In some cases, however, it is improper for a an officer, director or employee to serve as a member, director, officer or employee of a municipal corporation, agency, school board, library board or similar organization. All officers, directors and employees should consult with the Compliance Officer before engaging in any outside activity that is likely to present a conflict under this Code or interfere with the performance of any duties owed to the Company. It should be clear whether the employee or director is acting as a representative of the Company or in their individual capacity.

SAFEGUARDING OF ASSETS AND INSTITUTIONAL PROPERTY

It is the responsibility of all employees, officers and directors of the Company to safeguard the property and assets of the Company. Damaging the Company's or a customer's property or records or violating the confidentiality of such records is prohibited. Theft, carelessness and waste have a direct impact on the Company's profitability. All property and assets of the Company should only be used for legitimate corporate purposes. Internal accounting controls, record keeping policies, securities and investment policies, loan policies and underwriting standards and auditing policies have been established and disseminated by the Company to meet its business needs as well as the requirements of applicable laws and regulations. Any questions should be directed to the Compliance Officer.

PRESERVATION AND ACCURACY OF RECORDS

Whenever an employee, officer or director becomes aware of an investigation which affects the Company, he or she shall immediately notify the Company's President and Chief Executive Officer. Notwithstanding any the Company records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending law suit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed or destroyed. For purposes of this section, "records" means any of hard copy, paper documents and electronic records, including but not limited to, e-mail, voicemail, and the contents of hard discs. Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the Securities and Exchange Commission ("SEC") under the Sarbanes-Oxley Act of 2002.

Officers and employees shall always adhere to established accounting rules and audit controls. All records shall accurately reflect transactions in a timely manner. Incorrect or misleading entries shall be corrected immediately. Falsification of records or transactions shall be grounds for termination.

In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be unlawful for any officer or director of the Company or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the Company's financial statements for the purpose of rendering such financial statements materially misleading.

FAIR DEALING

Each officer and employee must endeavor to deal fairly with the Company's customers, suppliers, competitors and other employees. No officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material fact, or any other unfair-dealing practice.

COMPLIANCE WITH LAWS AND REGULATIONS

All directors, officers and employees of the Company shall carry out their responsibilities in accordance with all applicable laws, regulations and policy statements, including all applicable federal and state criminal laws governing fraud, bribery, embezzlement, conversion and conflicts of interest. Officers and directors must conduct their business affairs in a manner consistent with applicable safety and soundness standards and the requirements of this Code.

It is against Company policy and in many circumstances illegal for a director, officer or employee to profit from undisclosed information relating to the Company or any other company. Any director, officer or employee may not purchase or sell any of the Company's securities while in possession of material non-public information relating to the Company. Also, any director, officer of employee may not purchase or sell securities of any other company while in possession of any material non-public information relating to that company. Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with as a result of his or her work for the Company, should consult with the Compliance Officer or with his or her own legal advisor before making any such purchase or sale.

DISCLOSURE

Each director, officer and employee who is involved in the Company's disclosure process is required to be familiar with and comply with the Company's disclosure controls and procedures and internal controls over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company's public reports and documents filed with the SEC comply in all material respects with the applicable federal securities laws and SEC rules. In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his of her are of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company's disclosure process, must:

a. Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

b. Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators and self-regulatory organizations.

c. Perform responsibilities with a view to causing reports and documents filed with, or submitted to the SEC and in other public communications made by the Company, to contain disclosure of information which is full, fair, accurate, timely and understandable.

d. Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

CODE ADMINISTRATION AND ENFORCEMENT

Administration Responsibility - The Audit Committee is responsible for administering and enforcing this Code, conducting Code-related training, maintaining all Code-related records and investigating and resolving all Code-related matters.

      Code-related matters include, but are not limited to, conflicts, receiving or giving gifts, conducting business with affiliates or affiliated persons, borrowing from a customer, client or supplier, taking loans from or conducting other transactions with or involving the Company or affiliated persons, purchasing or selling assets to or from the Company or affiliated persons and outside employment (including certain civic activities), all as described in this Code, and any questions regarding the scope of this Code or compliance herewith including any violations or alleged violations of any provision of this Code.

Responsibility to Report Code-Related Matters - All persons subject to this Code must report Code-related matters in accordance with the procedures set forth herein. All officers and employees must promptly make reports of any Code-related matters to their immediate supervisor or to the Compliance Officer. All supervisors receiving such reports must promptly advise the Compliance Officer, even if such supervisor has reason to believe that the Compliance Officer has already been advised. The President of the Company, the Chairman of the Board of Directors and each director of the Company must promptly make reports of any Code-related matters to the Compliance Officer.

General Procedures for Resolving All Code-Related Matters - If the Compliance Officer is unable to promptly resolve a Code-related matter consistent with this Code and applicable laws and regulations, the Compliance Officer shall promptly confer with the Audit Committee. If the Compliance Officer and the Audit Committee are unable to promptly resolve the matter to their mutual satisfaction consistent with this Code and applicable laws and regulations, the Compliance Officer and the Audit Committee shall promptly confer with the Chairman of the Board of Directors to determine a mutually satisfactory resolution. The Chairman of the Board of Directors may confer with the full Board of Directors on any Code-related matter.

Permissible Transactions with the Company and Other Matters Not Involving a Code Violation - The Compliance Officer shall promptly review all reports of Code-related matters seeking the Company's permission to conduct a permissible transaction or involving any other matter not apparently involving or alleging a violation of any Code provision. The Compliance Officer shall confer with the appropriate officers of the Company to determine if the requested transaction or other matter complies with all applicable laws, regulations and policies. If deemed necessary by the Compliance Officer, the Compliance Officer shall seek the advice of legal counsel to the Company. The Compliance Officer or his or her designee shall promptly advise the filer of the request as to the Company's determination.

Investigation and Resolution of All Code Violations - The Compliance Officer shall promptly investigate all violations or alleged violations of any provision of this Code (a violation or alleged violation of this Code is referred to as "Code Violation"). Where deemed appropriate by the Compliance Officer, the Compliance Officer shall promptly report any Code Violation to the Audit Committee of the Board of Directors and with any recommendations for resolution, in accordance with the investigation and referral procedures described herein. Upon learning of a Code Violation, the Company, through the Compliance Officer or other employee, will take appropriate action to resolve the Code Violation. Such resolution may involve disciplinary actions or other sanctions including termination of employment. The Company shall take all reasonable steps to respond to any offense and prevent its recurrence.

Investigation and Referral Procedures for Code Violations - Any report of a Code-related matter involving a Code Violation shall promptly be investigated by the Compliance Officer (or his or her designee approved by the full Board of Directors). To encourage employees to fulfill their obligations to the Company, a procedure has been established under which any director or employee, suspecting that a Code Violation has been or is being committed, may report the facts in a manner that will safeguard the person's identity to the fullest extent practicable and protect the reporting person against retribution.(1) The procedure for making such a report is as follows:

1. Any person who becomes aware of a past or present Code Violation shall promptly report the facts and circumstances to his or her immediate supervisor, or to the Compliance Officer. If a supervisor has been advised of a Code Violation, the supervisor shall promptly report the matter to the Compliance Officer.

2. The Compliance Officer (or his or her designee approved by the full Board of Directors) shall promptly conduct an investigation into the reported Code Violation without disclosing the identity of the reporting person and prepare a report that will not identify the reporting person. The Compliance Officer shall also present the facts and circumstances in the report in a manner that will protect, to the greatest extent possible, the anonymity of the reporting person without omitting material details. Where a violation of law is alleged or appears possible based on the facts and circumstances reported, the Compliance Officer shall promptly consult with the Company's legal counsel in strict confidence.

3. The Compliance Officer shall promptly resolve the Code Violation consistent with this Code and applicable laws and regulations.

4. If the Compliance Officer is not able to promptly resolve the Code Violation, the Compliance Officer shall promptly confer with the Audit Committee of the Company and provide the Audit Committee with a copy of the investigation report. The Compliance Officer and the Audit Committee shall promptly verify the conclusions in the investigation report, if necessary, and resolve the Code Violation consistent with this Code and applicable laws and regulations.

5. If the Compliance Officer and the Audit Committee are not able to promptly resolve the Code Violation to their mutual satisfaction, the Compliance Officer and the Audit Committee shall promptly confer with the full Board of Directors and provide a copy of the investigation report. The Compliance Officer, Audit Committee and the Board of Directors shall promptly verify the conclusions in the investigation report, if necessary, and resolve the Code Violation consistent with this Code and applicable laws and regulations.

6. The Compliance Officer or any other person selected by the Audit Committee, in consultation with the Nominating/Corporate Governance Committee and the Board of Directors, shall promptly disclose any alleged impermissible, illegal or criminal conduct to the OTS, OCC, FDIC, FRB and any other federal or state regulatory and law enforcement agencies with jurisdiction over the matter in a manner that will ensure confidentiality and protect all applicable privileges to the greatest extent practicable. The Company shall fully cooperate with such authorities to bring those responsible for the impermissible, illegal or criminal conduct to justice.

___________________
(1) The Sarbanes-Oxley Act of 2002 requires that the Company Audit Committee establish procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters. Employee complaints and reports of this nature shall be handled under the procedures established by the Audit Committee.

7. In the event that legal proceedings are brought, the reporting person may be required to be formally interviewed and to testify, just as any other person having knowledge of the relevant facts and circumstances would be required. However, the Company shall protect the identity of the reporting person to the greatest extent practicable.

      Directors, officers or employees who willfully fail to report a Code Violation or who fail to cooperate in an investigation of a Code Violation will be subject to disciplinary action, possibly including termination of employment.

Request for Waivers - A waiver of a provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. The procedure for requesting a waiver is as follows:

If the request under consideration relates to an executive officer or director, the determination with respect to the waiver shall be made by the Audit Committee, in consultation with the Compliance Officer as the Audit Committee deems appropriate, and submitted to and approved by the Board.

If the request under consideration relates to any other employee, the determination shall be made by the employee's immediate supervisor, in consultation with the Compliance Officer unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Audit Committee.

The decision with respect to the waiver request shall be documented and forwarded to the Compliance Officer for filing and retention, with a copy to the Audit Committee.

All waivers of this Code (other than those approved by the Audit Committee) shall be promptly reported by the Compliance Officer to the Audit
Committee.

Waivers will not be granted except under extraordinary or special circumstances.

To the extent determined to be required or appropriate by the Company's Board of Directors in consultation with the Compliance Officer and/or the Company's legal counsel, waivers shall be publicly disclosed on a timely basis, including pursuant to applicable securities laws and stock exchange listing requirements.

Sanctions for Code Violations - Failure to comply with the policies in this Code will result in disciplinary action, ranging from a reprimand to dismissal and possible civil and criminal prosecution. Disciplinary actions will be pursued by the Company against all of the following: (a) any director or employee violating this Code; (b) any director or employee deliberately withholding information regarding a Code Violation; (c) the manager or supervisor of a person who has committed an act under (a) or
(b), in circumstances where such violation reflected poor supervision or lack of diligence; and (d) any director or employee who retaliates, directly or indirectly, against any employee who reports a suspected Code Violation. In addition, Code Violations may expose the offending director or employee and the Company to monetary damages, regulatory penalties and criminal sanctions. the Company will ensure that all disciplinary actions taken to enforce this Code are applied consistently and in accordance with all applicable laws and regulations.

CODE-RELATED TRAINING

In addition to discharging the responsibilities described elsewhere in this Code, the Compliance Officer shall:

a. Ensure that copies of this Code are distributed to all existing and newly hired or appointed officers, directors and employees of the Company and all existing and newly hired or appointed directors and officers of the Company's affiliates. The Compliance Officer also shall ensure that all compliance materials related to this Code are distributed to all existing and newly hired management, administrative and professional personnel of the Company and its affiliates.

b. Develop, review and, as required, update on a continuing basis this Code and any related compliance programs and policies.

c. Assist in the formulation and review of auditing procedures to confirm compliance with this Code.

INITIAL AND PERIODIC REVIEW AND CERTIFICATION OF COMPLIANCE

The Company will maintain a copy of this Code as part of its permanent corporate records. The Compliance Officer will maintain written records of any reports, disclosures or investigations made under this Code and resolutions of any such matters.

Initial Review - All directors, officers and employees of the Company shall be provided a copy of this Code as soon as practicable after its approval by the Board of Directors or at the time of (or as soon as practicable after) the person's initial association or employment with the Company.
All such persons will certify that they have read this Code and that any questions regarding this Code have been answered by the Compliance Officer or other the Company representative to their satisfaction.

Annual Review - All directors and officers of the Company must review a copy of this Code annually for as long as this Code remains in effect and sign a certification at such time that they are not aware of any then-existing Code Violation or any Code Violation occurring since the person's last annual certification.

MAINTENANCE OF CODE-RELATED RECORDS

Copies of initial and annual certifications will be kept by the Company in each person's official personnel records and duplicate copies of all certifications shall be kept in separate, secure files maintained by the Compliance Officer.

The Compliance Officer shall separately maintain and secure the certifications and all other records, documents and other information relating to this Code and its administration and make such records, documents and other information promptly available to authorized representatives of the applicable federal banking agency. The Compliance Officer also will make such records, documents and other information promptly available to members of the Audit Committee of the Board of Directors, the President of the Company and the Chairman of the Board to assist them in executing their responsibilities under this Code and under other applicable laws and regulations.

               Certification Of Compliance With Code Of Ethics

      I hereby certify to the Audit Committee of Slade's Ferry Bancorp that:

      1. I have read the Code of Ethics of Slade's Ferry Bancorp ("Code") at least once during the past 12 months and understand my responsibility to comply with the principles and policies contained in the Code. I recognize that my failure to comply with such principles and policies will be cause for severe disciplinary action or termination of my employment.

      2.    Except as stated in paragraph 3, immediately below:

      (a) To the best of my knowledge, I and members of my immediate family, do not have any interest which might be deemed to be a conflict of interest under the Code;

      (b) To my knowledge, I have not violated any federal, state, local or foreign law in connection with the Company's business; and

      (c) I am not aware of any Company activities which violate the Code.

      Exceptions to the above should be noted below:

      I hereby certify that the above statements are, to the best of my knowledge and belief, true and accurate.


______________________________      Date ____________________

(Signature of Employee)


______________________________

(Please Print your full name above)



______________________________

(Title)